                                 SCHEDULE 14A
                                (RULE 14A-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
              SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[X] Preliminary proxy statement       [ ] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))
[ ] Definitive proxy statement

[ ] Definitive additional materials

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                 Plexus Corp.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)



-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

        ------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

    (3) Filing party:

        ------------------------------------------------------------------------

    (4) Date filed:

        ------------------------------------------------------------------------

                                  PLEXUS CORP.
                             55 JEWELERS PARK DRIVE
                                  P.O. BOX 156
                          NEENAH, WISCONSIN 54957-0156


                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS
                              ON FEBRUARY 11, 1998


To shareholders of Plexus Corp.:

         The annual meeting of shareholders of Plexus Corp. will be held at the Valley Inn, located at 123 East Wisconsin Avenue, Neenah, Wisconsin, on Wednesday, February 11, 1998 at 10:00 a.m., for the following purposes:

         (1) To elect six directors to serve until the next annual meeting and until their successors have been duly elected.

         (2) To amend the Articles of Incorporation of Plexus Corp. to increase the number of shares of Common Stock, $.01 par value, Plexus is authorized to issue from 20,000,000 to 60,000,000.

         (3)     To consider and approve the Plexus 1998 Stock Option Plan.

         (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only shareholders of record on the books of Plexus at the close of business on December 12, 1997 will be entitled to vote at the meeting or any adjournment of the meeting.

         Your attention is called to the Proxy Statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.

                               By Order of the Board of Directors




                               Joseph D. Kaufman
                               Secretary

Neenah, Wisconsin
January 5, 1998

PLEASE INDICATE YOUR VOTING DIRECTIONS, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER FIND THAT YOU MAY BE PRESENT AT THE MEETING OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

PROXY STATEMENT

                                  PLEXUS CORP.
                             55 JEWELERS PARK DRIVE
                                  P.O. BOX 156
                          NEENAH, WISCONSIN 54957-0156

                                 * * * * * * *

                            SOLICITATION AND VOTING

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Plexus Corp. ("Plexus" or the "Company") for the annual meeting of shareholders on Wednesday, February 11, 1998. Shares represented by properly executed proxies received by Plexus will be voted at the meeting and any adjournment thereof in accordance with the terms of such proxies, unless revoked. Proxies may be revoked at any time prior to the voting thereof either by written notice filed with the secretary or acting secretary of the meeting or by oral notice to the presiding officer during the meeting.

         Shareholders of record at the closing of business on December 12, 1997 will be entitled to one vote on each matter presented for each share so held. At that date there were 14,810,353 shares of Common Stock outstanding. Any shareholder entitled to vote may vote either in person or by duly authorized proxy. Representation of a majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and shares which are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists at the meeting. Shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. The voted proxies will be tabulated by the persons appointed as inspectors of election.

         Directors are elected by a plurality of the votes cast by the holders of the Company's Common Stock entitled to vote at the election at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. Any votes attempted to be cast "AGAINST" a candidate are not given legal effect and are not counted as votes cast in the election of directors. Therefore, any shares which are not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a larger number of votes.

         Under Wisconsin Business Corporation Law, the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock outstanding on the record date is required to adopt the proposed amendment to the Company's Articles of Incorporation. Therefore, any shares not voted, whether by abstention, broker non-vote or otherwise, will have the affect of a vote AGAINST the proposed amendment.

         If a quorum is present, the proposed 1998 Stock Option Plan (the "1998 Plan") will be approved if the holders of a majority of shares of the Company's Common Stock represented and entitled to vote on the matter vote "FOR" the 1998 Plan. Any shares which are the subject of broker non-votes are not deemed to be entitled to vote on the 1998 Plan therefore such shares will have no effect on the voting on the 1998 Plan except as they affect the number of shares voting.

         Shareholders who own shares as part of Plexus' Employee Stock Savings Plan (the "Savings Plan") will receive a separate proxy for the purpose of voting their shares held in their account. Shares held by the Savings Plan for which designations are not received will be voted by the Savings Plan's Trustee at its discretion, as provided in the Savings Plan.

         Expenses in connection with the solicitation of proxies will be paid by Plexus. Upon request, Plexus will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be principally by mail. Proxies may also be solicited in person, or by telephone, telegraph or fax, by officers and regular employees of Plexus.

         The Company effected a 2-for-1 stock split, in the form of a 100% stock dividend, on August 25, 1997. All Company Common Stock share amounts and price per share data included in this Proxy Statement have been adjusted to reflect the stock split.

  This proxy material is being mailed to shareholders commencing on or about January 5, 1998.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by each Director, the only persons known to the Company to be the beneficial owner of 5% or more of the Common Stock, and all directors and executive officers as a group as of December 1, 1997.

                                              SHARES              PERCENTAGE
                                            BENEFICIALLY          OF SHARES
                NAME                         OWNED (1)            OUTSTANDING
                ----                     -----------------     -----------------
        Peter Strandwitz                       603,500               4.0%

        Gerald A. Pitner                       412,706               2.8%
        John L. Nussbaum (2)                   226,944               1.5%

        Harold R. Miller                       213,198               1.4%
        Thomas J. Prosser                       70,400                 *
        Rudolph T. Hoppe (3)                    13,332                 *
        Joseph D. Kaufman                       40,620                 *

        Thomas B. Sabol (2)                     12,569                 *
        All executive officers and directors
          as a group (10 persons)            1,638,959              10.7%


        Allan C. Mulder (4)                  1,161,526               7.8%
        Riggs National Bank (5)                819,247               5.5%

-----------------------------
         * Less than 1%
(1) The specified persons have sole voting and sole dispositive powers as to all such shares, except as otherwise indicated. The above amounts include shares subject to options granted under the Company's 1988 Stock Option Plan and the 1995 Executive Stock Option Plan (together, the "Option Plans") and the 1995 Directors' Stock Option Plan (the "Directors' Option Plan") which are exercisable within 60 days. These options include those held by Mr. Strandwitz (213,999), Mr. Nussbaum (85,000), Mr. Pitner (62,000), Messrs. Miller, Prosser and Hoppe (9,000 each), Mr. Kaufman (30,749), Mr. Sabol (7,999) and all officers and directors as a group (460,812).
(2) Mr. Nussbaum and Mr. Sabol share voting and dispositive power with their spouses with respect to 132,776 and 950 shares, respectively.
(3) Excludes 1900 shares owned by Mr. Hoppe's wife, of which he disclaims beneficial ownership because he does not share voting or dispositive power.
(4) Mr. Mulder's address is 10618 Spicewood Trail, Boynton Beach, Florida. According to a Report on Schedule 13D dated March 24, 1997, Mr. Mulder holds, of record, 369,448 shares of Company Common Stock and, as trustee, beneficiary owns 792,078 shares of Company Common Stock held of record by the Allan C. Mulder Revocable Trust U/A 1/10/92.
(5) According to information provided by Riggs National Bank ("Riggs"), at September 30, 1997, Riggs held shared voting and dispositive power as to 819,247 shares of Common Stock. The Company believes that substantially all of these shares were held by Riggs as trustee of the Savings Plan. Riggs' address is 1120 Vermont Avenue, N.W., Washington D.C. 20005-3598.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 ("Section 16") requires the Company's officers and directors, and persons who beneficially own more than 10% of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% shareholders (collectively "insiders") are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file.

         All publicly held companies are required to disclose the names of any insiders who fail to make any such filing on a timely basis within the preceding two years, and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms furnished to the Company, or written representations that no such forms were required. On the basis of filings and written representations received by the Company, the Company believes that, during fiscal 1997 and the preceding fiscal year, except as previously disclosed, the Company's insiders have complied with all Section 16(a) filing requirements applicable to them.


                             ELECTION OF DIRECTORS

         In accordance with the Bylaws of the Company, the Board of Directors has determined that there shall be six directors elected at the annual meeting of shareholders to serve until their successors are duly elected and qualified.

         The persons who are nominated as directors and for whom proxies will be voted (unless otherwise specified by a shareholder) are named below. If any of the nominees should decline or be unable to act as a director, which eventuality is not foreseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the Board of Directors.

                                                      PRINCIPAL OCCUPATION                          DIRECTOR
         NAME AND AGE                             AND BUSINESS EXPERIENCE (1)                         SINCE
         ------------                             ---------------------------                     -------------

Rudolph T. Hoppe, 71 (2)(3)       Retired; previously  President and Director  of The  Glenora        1987
                                  Company (investments) (4)

Harold R. Miller, 69 (2)(3)       Retired;   previously  Chairman  of  the   Board  and  Chief        1980
                                  Exectutive Officer of Marathon Engineers/Architects/Planners,
                                  Inc.   (architectural and engineering services)

John L. Nussbaum, 55              President,  Chief  Operating  Officer and  Director  of the         1980
                                  Company

Gerald A. Pitner, 56              Executive Vice President and Director of the Company                1980

Thomas J. Prosser, 61 (2)(3)      Senior Vice President-Investment Banking of Robert W. Baird         1987
                                  &   Co.,  Incorporated   (brokerage  and   other  financial
                                  services)

Peter Strandwitz, 60              Chairman of the Board, Chief Executive Officer and Director         1979
                                  of the Company

______________________

(1) Unless otherwise noted, all directors have been employed in their principal occupation listed above for the past five years or more.

(2) Member (together with John McDonough, who resigned as a director in November 1997) of the Compensation Committee, which held one meeting and took one action by unanimous consent during fiscal 1997. The Compensation Committee considers and makes recommendations to the Board of Directors with respect to officers' salaries and bonuses, reviews, approves and administers compensation plans, and awards stock options.

(3) Member (together with Mr. McDonough) of the Audit Committee, which met twice in fiscal 1997. The Audit Committee selects outside auditors, monitors their activities and reviews their final reports.

(4) Also director of St. Francis Capital Corp. (savings bank holding company).

         The Board of Directors held four meetings during fiscal 1997. Each Director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which such director served during the year.


Directors' Compensation.

         Each director of the Company who is not an officer or employee of the Company or a subsidiary receives an annual directors' fee of $8,000 and an additional $1,000 fee per meeting date on which the director attends a meeting of the Board of Directors or any of its committees.

         In addition, each director who is not an officer or employee of the Company or a subsidiary is entitled in each fiscal year to receive an option for 1,500 shares of Company Common Stock, at its market value on the date of grant, under the Directors' Option Plan. The Directors' Option Plan was approved by Company shareholders in February 1995. Options thereunder are fully vested upon grant, may be exercised after a minimum six month holding period, and must be exercised prior to the earlier of ten years after grant or one year after the persons cease to be a director. In accordance with the Directors' Option Plan, each of the then-serving non-employees directors received a fiscal 1997 option for 3,000 shares (reflecting the subsequent stock split), exercisable at $8.815 per share, on December 2, 1996, and received a fiscal 1998 option for 1,500 shares exercisable at $27.0625 per share on December 1, 1997.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The following table sets forth information concerning the total compensation of the Company's Chief Executive Officer, and its four other highest compensated executive officers for fiscal 1997 and the preceding two fiscal years.

                                                                                   Long Term
                                                                                 Compensation
                                        Annual Compensation (1)                     Awards
                                --------------------------------------           ------------------

                                                                      Other         Securities
                                                                      Annual        Underlying      All Other
         Name and            Fiscal                                  Compen-         Options/       Compensation
    Principal Position        Year      Salary ($)   Bonus ($)      sation($)       SARs #(2)        ($)(3)
    ------------------      --------    ----------   ---------     ----------      -----------     -----------




Peter Strandwitz,             1997       $218,869    $165,000          -0-            44,000         $195,183
Chairman and CEO              1996       $190,844       -0-            -0-            34,000         $ 17,776
                              1995       $183,350       -0-            -0-            34,000         $  2,310

John L. Nussbaum,             1997       $186,093    $150,000          -0-            40,000         $ 93,890
President and COO             1996       $156,790       -0-            -0-            30,000         $ 11,107
                              1995       $145,941       -0-            -0-            30,000         $  3,225

Gerald A. Pitner,             1997       $122,861     $93,750          -0-            12,000         $ 61,427
Executive VP                  1996       $115,408       -0-            -0-            12,000         $  8,250
                              1995       $114,067       -0-            -0-            12,000         $  2,395

Thomas B. Sabol               1997       $113,625     $90,000          -0-            20,000         $  1,577
VP-Finance and CFO            1996       $ 65,385       -0-          $36,532          24,000            -0-
(4)

Joseph D. Kaufman             1997       $102,273     $79,500          -0-            15,000         $  2,213
VP, Secretary and             1996       $ 88,574       -0-            -0-            10,000         $  2,212
General Counsel               1995       $ 81,018       -0-            -0-            10,000            2,021

(1) While the named individuals received perquisites or other personal benefits in the years shown, in accordance with SEC regulations, the value of these benefits are not shown since they did not exceed, in the aggregate, the lesser of $50,000 or 10% of the individual's salary and bonus in any year.

(2) Represents number of shares for which options were granted under the Company's Option Plans. No SARs have been granted.

(3) Includes: the Company's contributions to the accounts of Messrs. Strandwitz, Nussbaum, Pitner, Sabol and Kaufman in the Savings Plan of $1,583 $2,969, $2,509, $1,577, and $2,213, respectively, in fiscal
         1997; and the Company's fiscal 1997 contributions to accounts of Messrs. Strandwitz, Nussbaum and Pitner under the supplemental retirement arrangements of $193,600, $90,921 and $58,918, respectively.

(4) Mr. Sabol's employment with the Company began in January 1996; other compensation for Mr. Sabol in fiscal 1996 represents reimbursement of certain relocation expenses.


                                 STOCK OPTIONS

         The following table sets forth information with respect to the grant of stock options in fiscal 1997 to the five executive officers named in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                              Individual Grants(1)
--------------------------------------------------------------------------------------
                                            % of                                                Potential
                         Number of          Total                                            Realized Value at
                        Securities        Options/                                            Assumed Annual
                        Underlying      SARs Granted                                      Rates of Stock Price
                         Options/       to Employees     Exercise or                           Appreciation
                       SARs Granted       in Fiscal      Base Price      Expiration         for Option Term (2)
Name                        (#)              Year          ($/sh)            Date             5%          10%
----                    -----------     -------------    ----------    --------------       ----          ---
Peter Strandwitz          44,000            6.6%        $12.3125           3/18/07      $340,912       $863,632

John Nussbaum             40,000            6.0%        $12.3125           3/18/07      $309,920       $785,120

Gerald Pitner             12,000            1.8%        $12.3125           3/18/07      $ 92,976       $235,536

Thomas Sabol              20,000            3.0%        $12.3125           3/18/07      $154,960       $392,560

Joseph Kaufman            15,000            2.2%        $12.3125           3/18/07      $116,220       $294,420

--------------------------

(1) No SARs were granted; all grants reflect stock options under the Company's Option Plans.
(2)      Assumes stated appreciation from the date of grant.

                       AGGREGATED OPTION/SAR EXERCISES IN
             LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

         The following table sets forth information with respect to the five executive officers named in the Summary Compensation Table concerning the number and value of options outstanding at September 30, 1997.

                                                              Number of                     Value of
                                                        Securities Underlying          Unexercised In-the-
                       Shares                            Unexercised Options/          Money Options/SARs
                     Acquired on         Value          SARs at FY-End (#)(2)           at FY-End ($)(3)
                                                        ---------------------           ----------------
Name                Exercise (#)    Realized($)(1)    Exercisable/Unexercisable     Exercisable/Unexercisable
----                ------------    --------------    -------------------------     -------------------------
Peter Strandwitz         -0-              -0-               213,999/78,001            $6,279,541/$1,966,403

John Nussbaum          10,000          $326,670             110,000/70,000            $3,086,878/$1,761,875

Gerald Pitner            -0-              -0-               62,000/24,000              $1,785,356/$613,500

Thomas Sabol             -0-              -0-                7,999/36,001               $225,660/$907,654

Joseph Kaufman          3,000           $84,843             30,749/25,001               $916,530/$625,341

----------------

(1) Represents the difference between the exercise price and the reported closing price on the date of exercise.
(2) Represents options granted under the Company's Option Plans. No SARs have been granted.
(3) Represents the difference between the exercise price and the $35.125 reported closing price of the Company's Common Stock on the NASDAQ Stock Market on September 30, 1997.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION


         The Compensation Committee of the Company's Board of Directors (the "Committee") sets general compensation policies for the Company. The Committee makes the primary decisions with respect to compensation of the Chairman/Chief Executive Officer (the "CEO"), the President/Chief Operating Officer ("President") and the Executive Vice President of the Company; compensation decisions as to all other Company officers are recommended by the CEO and the President, subject to approval by the Committee. The Company's other compensation programs, such as the Savings Plan and the Option Plans, are either originated or approved by the Committee; the Committee grants stock options under the Option Plans.

         The Company's policy, which is adhered to by the Committee, is to fairly compensate individuals for their contributions to the Company, but also to provide value to the Company's shareholders and to consider the ability of the Company to fund any compensation decisions, plans or programs. The Committee believes that fair compensation packages are necessary to attract and retain qualified executive officers. To be effective in attracting and retaining competent individuals, compensation packages must balance short-term and long-term considerations, as well as provide incentives to individuals based upon the performance of the Company. For the past several fiscal years, the Committee has evaluated compensation of Company executive officers in the context of continuing growth, but also the continuing need for capital to support that growth and the occasional effect on earnings of that growth. The Committee historically had not retained outside consultants, or relied in a significant fashion upon outside market surveys commissioned by the Company; however, in 1997, the Company engaged outside consultants to assist it in evaluating compensation Company-wide (including executive officers).

         In determining the compensation of the CEO, the Committee reviews numerous factors, although most of these factors are not subject to quantification or specific weight. The primary factors reviewed (in no particular order) are the importance of the individual's contribution to the Company's strategic planning and long-term success; the importance of the individual to key customer relationships; special projects and tasks undertaken by the individual during the preceding year; and performance of the Company's sales and earnings. In addition, the Committee also reviewed a sampling, which it believed to be representative, of compensation paid by other companies in the Company's geographic area and comparable companies in the electronics manufacturing services industry (which group of companies did not coincide with the more extensive list of companies in the NASDAQ electronics components sector used in the performance graph of this proxy statement). Salaries had generally been determined in July or August of each year, and become effective immediately. In fiscal 1998, the Company expects to change to a March or April review cycle.

         In establishing the CEO's compensation, the Committee has taken note of his role as the Company's chief strategic planner and of his role as the primary customer contact for several important Company customers. As indicated above, the Committee reviewed salaries paid to CEO's in other companies in the geographic area and the industry. Also, in August 1996, the Committee noted the improvement to date in the Company's results in fiscal 1996, when sales increased substantially and income, while improving less substantially, showed signs of further improvement. Through June 30, 1996 (the most recent information the Committee had at its disposal), net sales increased 12% from the previous fiscal year period. Net income increased 1.4% for that period. The Committee also expected higher increases in net income in the fourth quarter, which increases in fact occurred. (Net sales and net income in the fourth quarter of fiscal 1996 increased 10% and 48%, respectively, as compared to the fourth quarter of fiscal 1995.) Based upon these factors, and with a desire to keep salaries within the range of salaries at comparable companies, the Committee determined in August 1996, that the CEO's (and the other named executive officers') compensation level should be substantially adjusted to reflect improved sales, earnings and prospects. Based upon the above factors, the Committee approved a 17% increase in the CEO's salary effective July 1996. The next annual review was in August 1997. Through June 30, 1997, the Company's net sales and net income had increased 22% and 156%, respectively over the same fiscal 1996 period. Based on these factors, and being mindful of the increase in value underlying stock options, the Committee approved a 5% salary increase for the CEO effective July 1997.

         The Company has historically not paid bonuses to employees. In view of the Committee's expectation of the Company's improved financial position and results through August 1994, the Committee determined it would be in the Company's best interests to provide, beginning in fiscal 1995, its executive officers with a tangible performance-based incentive beyond that contained in the Option Plans. Such a bonus arrangement would further motivate officers to continue the improved performance, and provide specific non-market criteria to evaluate performance. The Committee therefore recommended, and the Board of Directors subsequently approved, the Plexus Corp. Senior Executive Incentive Compensation Plan (the "Bonus Plan"), which became effective in fiscal 1995. Under the Bonus Plan, senior executive officers are eligible to receive bonuses ranging from 2.5% up to 100% of their annual salary provided the Company achieves certain performance goals established in advance by the Committee with respect to return on average equity and earnings per share. For fiscal 1997, for the minimum bonus to be earned, the Company was required to increase pre-bonus earnings per share to $0.70 per post-split share (approximately a 37% increase over fiscal 1996) or pre-bonus return on average equity to 25.0% (approximately a 50% increase over fiscal 1996). The Committee believed that both minimum targets were very aggressive. In fact, the Company achieved pre-bonus fully-diluted earnings per share of approximately $1.09 and pre-bonus return on average equity of approximately 29%. As a result of achievement of these financial goals, officers were awarded a bonus equaling 75% of their annual salary. As part of the compensation undertaken during fiscal 1997, effective for fiscal 1998, the Committee has adopted a new bonus plan (the "1998 Bonus Plan"). The 1998 Bonus Plan functions similarly to the prior Bonus Plan; however, bonuses will be determined 40% by reference to earnings per share, 40% by sales growth, and 20% by individual performance. The possible ranges of bonus, if targets are met, are from 10% to 80% of base salary for executive officers.

         The Committee believes that the Company's option plan provides participants with a long-term incentive to increase the overall value of the Company by providing them with a stake in the increasing value of the Company's Common Stock on a long-term basis. Consistent with this approach, the Committee granted to the CEO options for 44,000 shares during fiscal 1997. Previously, the Committee granted the CEO options for 34,000 shares in fiscal 1996 and fiscal 1995, and the 1997 award level reflects the Committee's determination to grant the CEO an increased number of options as compared to the previous year in view of the significantly improved results. The 1998 Plan, which shareholders are being asked to approve, is intended to allow the Company to continue to provide stock option incentives.

         Historically, the Company had not made special retirement arrangements for its executive officers. In August 1996, in view of the Company's strong performance, the Committee determined that it would be an opportune time to recommend such arrangements for three executive officers. The Committee believed that establishment of those arrangements would have the effect of both rewarding past service and maintaining an additional incentive for those officers' continued performance for the Company. As a result, the Committee proposed, and the Company and the CEO have entered into, a supplemental retirement agreement designed to provide specified retirement and death benefits additional to those provided under the Company's 401(k) Savings Plan. While the agreement is designed to provide a 15-year annual payout on retirement at or after age 65 of 60% of final pay, the Company's commitment under each agreement is to annually contribute a fixed dollar amount ($193,600 for the CEO) for each year until age 65 if he remains in the Company's employ. The contributions are invested in a life insurance policy acquired by the Company on the CEO's life. On retirement at or after age 65, the agreement provides for a 15-year annual installment payment stream, with each payment to be measured by the cash values then held in the policy. The Company's contributions would also continue to be made should the CEO's employment terminate after a change in control, attainment of age 55 and completion of 10 years of service or disability, should the CEO terminate for "good reason" as defined in the agreement, or should the Company terminate the executive, but not for "cause" as defined in the agreement. Provided the CEO is able to and does perform such duties as may be provided under a separate consulting agreement, the 15-year installment payments would commence at 65. If the executive voluntarily terminates other than for "good reason" and before payments under the agreement have started, a 15-year installment payment arrangement starts at that time, based on the then existing policy cash values. Lump sum payments based on policy cash values become due if at any time after a change in control the Company's consolidated tangible net worth drops below $35 million, or if the ratio of the Company's consolidated total debt to consolidated tangible net worth becomes greater than 2.5 to 1. To the extent that any of the payments constitute excess parachute payments subjecting the CEO to a 20% excise tax, the agreement provides for an additional payment (the "Gross-Up Payment") to be made by the Company to the CEO so that after the payment of all taxes imposed on the Gross-Up Payment, the CEO retains an amount of the Gross-Up Payment equal to the excise tax imposed. Should the CEO die while employed or prior to receiving all of the 15-year installment payments, certain death benefit payments become due. If the executive is terminated by the Company for "cause" at any time before payments start and prior to a change in control, all benefits are forfeited.

         The Committee also believes that the Savings Plan provides an additional stock-based incentive. Although employees (including the CEO) may choose from a variety of investment funds for their contributions under the Savings Plan, Company matching contributions on behalf of participants are made to the Company Stock Fund of the Savings Plan, having the effect of increasing the participants' stock ownership.

         The factors used to determine other executive officers' compensation are essentially the same as those used for the CEO. As with the CEO, Messrs. Nussbaum, Pitner, Sabol and Kaufman, and other executive officers, received salary increases effective in July 1996 and July 1997. Increases in executive officers' salaries (other than the CEO) in both 1996 and 1997 varied from 0% to 20%. The increases varied depending upon the Committee's view of the adequacy of the particular officers' compensation compared to that officer's performance and duties (especially when those duties significantly changed since the last salary increase). For fiscal 1997, all eligible executive officers received a bonus under the Bonus Plan equaling 75% of their base salary. The Committee also approved stock option awards for most of the other executive officers of the Company, which awards varied from zero to 40,000 shares. The number of shares subject to options granted to executive officers was the same or greater than the number granted upon ordinary grants in the preceding fiscal year, with appropriate changes to reflect the Committee's perception of individual circumstances or, in the case of Mr. Sabol, recognizing the special grant made upon his employment with the Company. The Company has also entered into supplemental retirement agreements with Mr. Nussbaum, and Mr. Pitner, which are similar to the agreement with the CEO; however, the Company's commitment under the agreement with Mr. Nussbaum and Mr. Pitner requires fixed annual contributions of $90,921 and $58,918, respectively.

         The Committee believes that it is highly unlikely that the compensation of any executive officer, including the CEO, will exceed $1 million in any fiscal year. Therefore, except with respect to the Company's option plans, it has not taken any action with respect to the provisions of
Section 162 of the Internal Revenue Code which limits the deductibility of compensation to certain executive officers of over $1 million in any fiscal year. Because of the shareholders' approval of the Company's option plans, the Committee believes that any compensation income under them would not be subject to the Internal Revenue Code's deduction limitation.

Members of the Compensation Committee:

         Rudolph T. Hoppe, Chair
         Harold R. Miller
         Thomas J. Prosser
         (John J. McDonough was also a member of the Compensation Committee until his resignation from the Board of Directors in November 1997.)


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No Company insiders are members of the Committee. All of the directors who are members of the Committee are non-employees of the Company and have never been employed by the Company or any of its subsidiaries.

                               PERFORMANCE GRAPH

         The following graph compares the cumulative total return on Company Common Stock with the NASDAQ Stock Market Index for U.S. Companies and the NASDAQ Stock Market Index for Electronics Components Companies (both of which include the Company). The values on the graph show the relative performance of an investment of $100 made on September 30, 1992, in Company Common Stock and in each of the indices.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

                                 Year-ends
                --------------------------------------------
                1992    1993    1994    1995    1996    1997
                ----    ----    ----    ----    ----    ----

PLEXUS           100      73      51      79      70     334

NASDAQ           100     131     132     182     216     297

NASDAQ/          100     193     188     374     445     783
Electronics


                PROPOSED AMENDMENT TO ARTICLES OF INCORPORATION
                          REGARDING AUTHORIZED SHARES

         The Company's Board of Directors recommends the adoption of the amendment to the Articles of Incorporation to increase the number of authorized Shares of Common Stock of the Company. The proposed amendment was unanimously supported by all of the directors of the Company. The Company's Articles of Incorporation currently authorize up to 20,000,000 shares of Common Stock, $.01 par value, and 5,000,000 shares of Preferred Stock, $.01 par value. The Board recommends that the Articles of Incorporation be amended to increase the total number of shares authorized from 20,000,000 to 60,000,000.

         The proposed amendment provides that more shares of Common Stock will be available for issuance in the future. The Board believes it is prudent to provide flexibility by authorizing a sufficient number of shares to avoid the necessity, as well as the delay and expense, of an additional shareholder vote in the foreseeable future. At December 12, 1997, of the 20,000,000 authorized shares, 14,810,353 were issued and outstanding. An additional 2,418,898 shares have been allocated (but are yet unissued) for utilization in the 1988 and 1995 Stock Option Plans and an additional 2,200,000 shares would be required for the proposed 1998 Plan, leaving only 570,749 shares available for other purposes. The Board wishes to plan ahead in the event of future needs for shares.

         The Board of Directors has chosen the particular number of shares primarily to save possible Wisconsin Department of Financial Institutions filing fees in the future. Under Wisconsin statutes, the filing fee for any change in articles of incorporation increasing the number of authorized shares by one million or more is $10,000, irrespective of the number of additional shares authorized. Because the Board of Directors determined that at least one million additional shares should be authorized to anticipate possible corporate needs, it determined that it would be advisable at this time to authorize a higher number to save future filing fees should more shares be required in future years.

         While management is actively investigating and expects to continue to investigate business opportunities and considerations which may require the issuance of stock for cash or other consideration or in acquisitions or stock distributions, there are currently no definite plans, commitments or arrangements for the issuance of additional shares of stock except as described above. The Board believes that it is in the Company's best interest to have the authority to issue additional shares of Common Stock for use in possible acquisitions, as well as a means of obtaining additional capital and for other corporate purposes. Although management could use such shares to block an attempt to take over the Company, the increase in authorized shares is not proposed for that purpose. Neither the Company's Articles of Incorporation nor Bylaws contain any other provisions which are intended to inhibit a takeover of the Company. Certain provisions of the Wisconsin Business Corporation Law may restrict voting power of any shareholders owning more than 20% of the Company's shares, impose super majority voting requirements in certain business combinations involving shareholders (or affiliates) owning more than 10% of the Company's shares, and impose certain other limitations on persons taking control of a corporation without the approval of its board.

         Depending upon the consideration for which they may be issued, the future issuance of shares may have a dilutive effect on the Company's per share earnings or book value per share. However, the Company does not have any current plans for the issuance of shares which is expected to have a materially dilutive effect.

         The Board of Directors has, as to the currently authorized shares, and will have as to the newly authorized shares, the power to issue shares for such lawful consideration (not less than the par value) as may be fixed from time to time by the Board. It is not anticipated that further shareholder approval for the issuance of additional shares would be solicited or required, except as may be required by NASDAQ listing requirements in connection with certain compensation programs or significant acquisitions. No shareholder, as such, has any preemptive or preferential rights to purchase shares of the Company or any obligations of the Company which are convertible into shares.

         The affirmative vote of the holders of a majority of Common Stock outstanding on December 12, 1997 is required to adopt the proposed amendment. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSED AMENDMENT.

                       APPROVAL OF 1998 STOCK OPTION PLAN

         Shareholders of the Company are being asked to approve the Plexus Corp. 1998 Stock Option Plan (the "1998 Plan").

         On November 13, 1997, subject to shareholder approval, the Board of Directors adopted the 1998 Plan. The Plan is intended to provide certain key employees of the Company an increased identification with the shareholders of the Company by offering increased stock ownership. If the 1998 Plan is approved, the Plexus Corp. 1995 Executive Stock Option Plan (the "1995 Plan") and the Plexus Corp. 1988 Stock Option Plan (the "1988 Plan") will be merged into the 1998 Plan. No options have yet been granted under the 1998 Plan, nor is it anticipated that any such options or other rights will be granted prior to shareholder approval. Options previously granted under the 1995 Plan and the 1988 Plan will remain in effect, subject to the terms of the 1998 Plan, until they have been exercised or have expired.

         A copy of the 1998 Plan is attached hereto as Exhibit A. Descriptions herein of certain provisions of the 1998 Plan are qualified in their entirety by reference to the complete text of the 1998 Plan.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE 1998 PLAN.

         The 1998 Plan provides for the granting of stock options which may be designated as either "incentive stock options" ("ISOs") within the meaning of
Section 422 of the Internal Revenue Code (the "Code") or as "non-qualified stock options" ("NSOs") under the Code. (ISOs and NSOs shall together be referred to as "Options"). The 1998 Plan also provides for the grant of stock appreciation rights ("SARs"), either together with, or separate from an Option. The purposes of the 1998 Plan are to provide to participating officers and other key employees long-term incentive for high levels of performance and for unusual efforts to improve the financial performance of the Company. In addition, the 1998 Plan will provide a form of compensation specifically linked to the performance of the Common Stock, helping officers become further identified with shareholders of the Company.

         The 1998 Plan is intended to continue the incentives which had been provided under the 1995 Plan and the 1988 Plan. At December 1, 1997, of the 2,000,000 shares which were available for option under the 1995 Plan, options for a total of 158,860 have been exercised and 1,427,730 shares are subject to currently outstanding options, leaving only 413,410 shares available for future Options. Of the 1,800,000 shares which were available for option under the 1988 Plan, options for a total of 1,222,242 shares have been exercised and 575,740 shares are subject to currently outstanding options, leaving only 2,018 shares available for future options. Although the 1995 Plan and the 1988 Plan permitted the grant of SARs for up to 600,000 and 900,000 shares, respectively, no SARs were granted. Therefore, either the 1995 Plan and the 1988 Plan needed to be amended, or a new plan created, to continue to provide officers and other key employees this type of stock-based incentive. The Board of Directors determined to create a new plan, to increase the number of shares available for future Options and SARs, reduce the number of operating plans and recognize changes in the rules promulgated under certain Securities and Exchange Commission rules, and to simplify the administration of the existing 1988 Plan and 1995 Plan by merging them into the 1998 Plan.

         Officers and other key employees of the Company and its subsidiaries are eligible to receive Options or SARs under the 1998 Plan. The Company currently estimates that the number of key employees eligible to participate in the 1998 Plan is approximately 300 persons; the total number of persons who received options under the 1995 Plan and the 1988 Plan since their inception was 314. The Company cannot determine at this time the number of Options or SARs to be granted in the future to the persons named in the Summary Compensation Table, to all current executive officers as a group, or to all other employees as a group. Non-employee directors are not eligible to receive awards under the 1998 Plan.

         The following table indicates the benefits received by the named persons in fiscal 1997 under the 1995 Plan. No options were issued under the 1988 Plan.

                                                                         1995 Executive Stock Option Plan
                                                                   -------------------------------------------
                       Name and Position                            Dollar Value(1)         Number of Shares
---------------------------------------------------------          -----------------      --------------------

 Peter Strandwitz, Chairman and CEO                                      $649,000                44,000
 John Nussbaum, President and COO                                        $590,000                40,000
 Gerald Pitner, Executive Vice President                                 $177,000                12,000
 Thomas Sabol, Vice President-Finance and CFO                            $295,000                20,000
 Joseph Kaufman, Vice President, Secretary and General                   $221,250                15,000
 Counsel
 All executive officers as a group                                     $2,050,250               139,000
 All employees, excluding executive officers, as a group               $7,392,700               501,200
-----------------

(1) At December 1, 1997, based upon the $27.0625 closing price of Company Common Stock on that date.

         The 1998 Plan will be administered by the Compensation Committee (the "Committee"), composed of not less than three members of the Board of Directors. It is intended that members of the Committee will meet the requirements for "disinterested persons" as defined by Rule 16b-3 under the Securities Exchange Act of 1934. The Committee will designate the persons to whom Options or SARs are to be granted, the number of shares subject to each Option or SAR, the date when Options or SARs may first be exercised and any other conditions on the Options or SARs as the Committee shall deem desirable.

         The aggregate number of shares of Common Stock which may be issued pursuant to Options under the 1998 Plan is 6,000,000 (which includes the 3,800,000 shares authorized under other 1988 and 1995 Plans; as indicated above, options for an aggregate of 3,384,572 shares under these plans have already been either granted or exercised), and the maximum number of shares which may be subject to SARs is 600,000. (Thus, the 1988 Plan would result in a net increase of 2,200,000 additional shares which may be subject to option grants.) No individual may be granted Options or SARs covering more than 100,000 shares in any calendar year. In the event that any Option or SAR granted under the 1998 Plan expires or for any reason terminates without having been exercised in full, the remaining shares under such Option or SAR shall again become available for the granting of additional Options or SARs. The Board proposed this number of shares to allow for option grants during the term of the 1998 Plan, and to avoid the cost and expense of obtaining additional shareholder votes in the near future. (Based upon the recent level of grant awards, the 1998 Plan would provide capacity for options for approximately four more years.)

         The exercise price at which shares may be purchased under each Option or SAR must be at least 100% of the Fair Market Value (as defined in the 1998
Plan) of the Company's Common Stock on the date that the Option or SAR is granted. If a person owns, directly or indirectly, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries at the time an ISO is granted ("10% Owner"), the price at which shares of stock may be purchased by such 10% Owner under the ISO shall not be less than 110% of the Fair Market Value of such shares on the date of grant. The aggregate Fair Market Value (determined as of the date the ISO is granted) of shares with respect to which ISOs are first exercisable by a grantee during any calendar year shall not exceed $100,000.

         Unless the Committee determines otherwise, Options and SARs vest from one to three years after grant, with one-third of an award vesting on each of the first three anniversaries of the grant. No Option or SAR may be exercised more than ten years from the date of grant or, in the case of an ISO, five years for a 10% Owner. Unless the Committee determines otherwise, the grantee must generally exercise an Option or SAR while employed by the Company or a subsidiary, on the date the grantee causes to perform services if such cessation is for cause, within 90 days after termination of employment (for reason other than death, disability or cause), or if termination is caused by a disability or death, within one year after such termination.

         Under the 1998 Plan, the Committee may cancel any Option or SAR and substitute a new Option or SAR, including one at a lower exercise price in the event of a decline in market value of the Common Stock. In that case, the date of granting of the canceled Option or SAR generally will be the date used as the grant date to determine the earliest date for exercising the new substituted Option or SAR. The Company shall receive no consideration for the extension of the Options or SARs.

         Option holders must comply with all income tax withholding obligations under the exercise of any Option. The 1998 Plan provides that such withholding obligations may be satisfied by the corporation holding back from the shares to be issued that number of shares of Common Stock calculated to have a Fair Market Value equal to the withholding obligation.

         In the event of a stock dividend, stock split, merger, reorganization, or other similar change affecting the Common Stock, the Committee shall adjust the number of shares which may thereafter be granted under the 1998 Plan and the number and exercise price of shares subject to outstanding Options and SARs.

         Outstanding Options and SARs will become immediately exercisable in full for the remainder of their term in the event of certain changes in control of the Company ("Change in Control"), provided a period of at least six months has transpired from the grant of such Option or SARs. The 1998 Plan provides that such Options or SARs shall become fully exercisable immediately prior to a merger or consolidation in which the Company is not the surviving corporation and the option holders shall be paid an amount, in cash or stock, equal to the value of such Options or SARs above their exercise price.

         The Option exercise price for shares purchased under the 1998 Plan must be paid in full at the time of exercise. Such payment may be made either in cash, by delivering shares of Company Common Stock which the optionee, the optionee's spouse or both have beneficially owned for at least six months prior to the time of exercise ("Delivered Stock"), or a combination of cash and Delivered Stock. Options granted under the 1998 Plan may not be transferred or assigned except by will or the laws of descent and distribution and, during the grantee's lifetime, may be exercised only by the grantee; however, the 1998 Plan provides that, with the express authorization of the Committee, an option holder may transfer NSOs or SARs to family members.

         Each Option or SAR granted under the 1998 Plan will be evidenced by an agreement between the Company and the grantee containing certain terms required by the Plan and such other conditions or restrictions as the Committee may deem appropriate.

         The 1998 Plan is effective January 1, 1998 (subject to shareholder approval) and provides that options may be granted thereunder at any time prior to December 31, 2007. On that date, the 1998 Plan will expire, except as to Options or SARs then outstanding, which will remain in effect until they have been exercised or expired or otherwise terminated. The 1998 Plan may be terminated at any time by the Board of Directors. The Board of Directors may amend the 1998 Plan from time to time, but shareholder approval is required in certain circumstances.

         The closing sale price of Company Common Stock on December 1, 1997, as reported on the NASDAQ Stock Market, was $27.0625.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a brief summary of the Company's understanding of the principal federal income tax consequences of NSOs, ISOs or SARs granted under the 1998 Plan, in each case based on applicable provisions of the Code in effect on the date hereof.

         Incentive Stock Options. An optionee will not recognize taxable income at the time an ISO is granted. Further, an optionee will not recognize taxable income upon exercise of an ISO if the optionee complies with two separate holding periods; shares acquired upon exercise of an ISO must be held for at least two years after the date of grant and for at least one year after the date of exercise. The difference between the exercise price and the fair market value of the Common Stock at the date of exercise is, however, a tax preference item. When the shares of Common Stock received pursuant to the exercise of an ISO are sold or otherwise disposed of in a taxable transaction, the optionee will recognize a capital gain or loss, measured by the difference between the exercise price and the amount realized.

         Ordinarily, an employer granting ISOs will not be allowed any business expense deduction with respect to stock issued upon exercise of an ISO. However, if all of the requirements for an ISO are met except for the holding period rules set forth above, the optionee will be required, at the time of the disposition of the stock, to treat the lesser of the gain realized or the difference between the exercise price and the fair market value of the stock at the date of exercise as ordinary income and the excess, if any, as capital gain. The Company will be allowed a corresponding business expense deduction to the extent of the amount of the optionee's ordinary income.

         Non-qualified Stock Options. An optionee will not recognize taxable income at the time an NSO is granted. Upon exercise of an NSO, an optionee will recognize compensation income in an amount equal to the difference between the exercise price and the fair market value of the shares of Common Stock at the date of exercise. The amount of such difference will be a deductible expense to the Company for tax purposes. On a subsequent sale or exchange of shares acquired pursuant to the exercise of an NSO, the optionee will recognize a capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of such shares. The tax basis will, in general, be the amount paid for the shares plus the amount treated as compensation income at the time the shares were acquired pursuant to the exercise of the option.

         When the NSO exercise price is paid in Delivered Stock, the exercise is treated as: (a) a tax-free exchange of the shares of Delivered Stock (without recognizing any taxable gain with respect thereto) for a like number of new shares (with such new shares having the same basis and holding period as the old); and (b) an issuance of a number of additional shares having a fair market value equal to the "spread" between the exercise price and the fair market value of the shares for which the NSO is exercised. The optionee's basis in the additional shares will equal the amount of compensation income recognized upon exercise of the NSO and the holding period for such shares will begin on the date the optionee acquires them. This mode of payment does not affect the ordinary income tax liability incurred upon exercise of the NSO described above.

         Stock Appreciation Rights. An optionee will not recognize taxable income at the time an SAR is granted. Upon exercise of an SAR, an optionee will recognize compensation income, subject to withholding, in an amount equal to the amount of cash received. The Company will be entitled to a tax deduction in the same amount.

                                    AUDITORS

         The Board of Directors intends to reappoint the firm of Coopers & Lybrand L.L.P. as independent auditors to audit the financial statements of Plexus for fiscal 1998. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the annual meeting of shareholders to respond to appropriate questions and make a statement if they desire to do so.

                             SHAREHOLDER PROPOSALS

         Shareholder proposals must be received by the Company no later than September 8, 1998 in order to be considered for inclusion in next year's annual meeting proxy statement. In addition, the Company's bylaws provide that any proposal for action, or nomination to the Board of Directors, proposed other than by the Board of Directors must be received by the Company in writing, together with specified accompanying information, at least 70 days prior to an annual meeting in order for such action to be considered at the meeting. The purpose of the bylaw is to assure adequate notice of, and information regarding, any such matter as to which shareholder action may be sought.

                                   By Order of the Board of Directors


                                   Joseph D. Kaufman
                                   Secretary

Neenah, Wisconsin
January 5, 1998

         A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997, WILL BE PROVIDED WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF SHARES OF THE COMPANY'S COMMON STOCK AS OF DECEMBER 12, 1997, ON THE WRITTEN REQUEST OF SUCH PERSON DIRECTED TO: THOMAS B. SABOL, VICE PRESIDENT-FINANCE AND CFO, PLEXUS CORP., 55 JEWELERS PARK DRIVE, P.O. BOX 156, NEENAH, WISCONSIN 54957-0156.

                                                                      EXHIBIT A

                                  PLEXUS CORP.
                             1998 STOCK OPTION PLAN



1.       Introduction.

         (a) Purposes. The purposes of the 1998 Stock Option Plan are to provide a means to attract and retain competent personnel and to provide to participating officers and other key employees long-term incentive for high levels of performance and for unusual efforts to improve the financial performance of the corporation. These purposes may be achieved through the grant of options to purchase Common Stock of Plexus Corp. and the grant of Stock Appreciation Rights, as described below.

         (b) Effect on Prior Plans. If the 1998 Plan is approved, the Plexus Corp. 1995 Executive Stock Option Plan (the "1995 Plan") and the Plexus Corp. 1988 Stock Option Plan (the "1988 Plan") will be merged into this Plan. Options granted previously under the 1995 Plan and the 1988 Plan will remain in effect until they have been exercised or have expired. The options shall be administered in accordance with their terms and in accordance with the merged Plan.

2.       Definitions.

         (a) "1934 Act" means the Securities Exchange Act of 1934, as it may be amended from time to time.

         (b)     "Board" means the Board of Directors of Plexus Corp.

         (c) "Change in Control" means an event which shall be deemed to have occurred in the event that any person, entity or group shall become the beneficial owner of such number of shares of Common Stock, and/or any other class of stock of the Corporation then outstanding that is entitled to vote in the election of directors (or is convertible into shares so entitled to vote) as together possess more than 50% of the voting power of all of the then outstanding shares of all such classes of stock of the Corporation so entitled to vote. For purposes of the preceding sentence, "person, entity or group" shall not include (i) any employee benefit plan of the Corporation, or (ii) any person, entity or group which, as of the Effective Date of this Plan, is the beneficial owner of such number of shares of Common Stock and/or such other class of stock of the Corporation as together possess 5% of such voting power; and for these purposes "group" shall mean persons who act in concert as described in Section 14(d)(2) of the 1934 Act.

         (d) "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time.

         (e) "Committee" means the Compensation Committee of the Board, or any other committee the Board may subsequently appoint to administer the Plan, as herein described.

         (f) "Common Stock" or "Stock" means the common stock of the Corporation having a par value of $.01 per share.

         (g)     "Corporation" means Plexus Corp., a Wisconsin corporation.

         (h) "Fair Market Value" means for purposes of the Plan an amount deemed to be equal to the mean between the highest and lowest sale prices on such date for sales made and reported through the National Market System of the National Association of Securities Dealers or such national stock exchange on which such Stock may then be listed and which constitutes the principal market for such Stock, or, if no sales of Stock shall have been reported with respect to that date, on the next preceding date with respect to which sales were reported.

         (i) "Grant Date" means the date on which any Option or SAR, as appropriate, shall be duly granted by the Committee.

         (j) "Grantee" means an individual who has been granted an option or an SAR.

         (k) "Incentive Stock Option" means an option that is intended to meet the requirements of Section 422 of the Code and regulations thereunder.

         (l) "Non-Qualified Stock Option" means an option other than an Incentive Stock Option.

         (m) "Option" means an Incentive Stock Option or Non-Qualified Stock Option, as appropriate.

         (n) "Option Agreement" means the agreement between the Corporation and the Grantee specifying the terms and conditions as described thereunder.

         (o) "Plan" means the Plexus Corp. 1998 Stock Option Plan as set forth herein, as it may be amended from time to time.

         (p) "Rule 16b-3" means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending or superseding such regulation.

         (q) "Stock Appreciation Right" or "SAR" means the right to receive cash in the amount equal to the excess of the Fair Market Value of one share of Common Stock on the date the SAR is exercised over (1) the Fair Market Value of one share of Common Stock on the Grant Date or (2) if the SAR is related to an Option, the purchase price of a share of Common Stock specified in the related Option.

3.       Shares Subject to Option.

         The number of shares of Common Stock of the Corporation which may be sold upon the exercise of Options granted under the Plan, and accordingly the number of shares for which Options may be granted, shall not exceed 6,000,000 shares, which shall consist of an increase of 2,200,000 shares over the 2,000,000 shares previously authorized under the 1995 Plan and the 1,800,000 shares previously authorized under the 1988 Plan. Such number of authorized but unissued shares shall be reserved for this purpose. The aggregate number of shares of Common Stock available under the Plan shall be subject to adjustment as set forth in Article 16 hereunder. Shares sold upon the exercise of Options granted under the Plan may come from authorized but unissued shares, from treasury shares held by the Corporation, from shares purchased by the Corporation on an open market for such purpose, or from any combination of the foregoing. If treasury shares or shares purchased on the open market are sold upon the exercise of any Option, the number of authorized but unissued shares reserved for the Plan shall be reduced correspondingly. If any unexercised Option for any reason terminates or expires in whole or in part prior to the termination of the Plan, the unpurchased shares subject thereto shall become available for the granting of other Options under the Plan.

4.       Administration of the Plan.

         The Plan shall be administered by the Committee which will include not less than three directors of the Corporation, who shall be appointed from time to time by the Board. The Committee at all times shall be constituted to permit the Plan to comply with the provisions of Rule 16b-3 and Section 162(m) of the Code. The Committee shall have full and final authority, in its discretion, but subject to the express provisions of the Plan to:

         (a) grant Options and SARs, to determine the purchase price of the stock covered by each Option and the Fair Market Value of the shares covered by each SAR, the individuals to whom, the number of shares subject to, and the time or times at which, Options and SARs shall be granted, and the time or times at and the manner in which Options and SARs can be exercised;

         (b)     interpret the Plan;

         (c) prescribe, amend and rescind rules and regulations relating to the Plan;

         (d) determine the terms and provisions of the respective agreements (which need not be identical) by which Options and SARs shall be evidenced;

         (e) cancel with the consent of the holder outstanding Options and to grant new Options and SARs, as appropriate, in substitution therefore;

         (f) make all other determinations deemed necessary or advisable for the administration of the Plan;

         (g) require withholding from or payment by a Grantee of any federal, state or local taxes;

         (h) impose, of any Grantee, such additional conditions, restrictions and limitations upon exercise and retention of Options and SARs as the Committee shall deem appropriate;

         (i) treat any Grantee who retires as a continuing employee for purposes of continued vesting under Section 12 and continued exercisability of the grant under Section 15; and

         (j)     modify, extend or renew any Option or SAR previously granted.

         Any action of the Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote or by the unanimous written consent of its members.

5.       Participation.

         Options may be granted to officers and key employees of the Corporation and any of its subsidiaries; provided, however that no officer or key employee can be granted an Option or Options covering, in the aggregate, more than 100,000 shares of Stock in any calendar year. In selecting the individuals to whom Options shall be granted, as well as in determining the number of Options granted, the Committee shall take into consideration such factors as it deems relevant pursuant to accomplishing the purposes of the Plan. A Grantee may, if he is otherwise eligible, be granted an additional Option or Options if the Committee shall so determine.

6.       Granting of Options.

         The officers of the Corporation are authorized and directed, upon receipt of notice from the Committee of the granting of an Option, to sign and deliver on behalf of the Corporation, by mail or otherwise, to the Grantee an Option upon the terms and conditions specified under the Plan and in the form of the Option Agreement. The Option Agreement shall be dated and signed by an officer of the Corporation as of the date of approval of the granting of an Option by the Committee. If the Grantee fails to sign and return the Option Agreement, by delivery or by mailing, within 30 days after the date of its delivery or mailing to him, the Option grant may be deemed withdrawn.

7.       Option Price.

         The purchase price of the Common Stock covered by each Option shall be not less than the Fair Market Value of such Stock on the Grant Date. Such price shall be subject to adjustment as provided in Article 16 hereof.

8.       Option Designation.

         At the time of the grant of each Option, the Committee shall designate the Option as (a) an Incentive Stock Option or (b) a Non-Qualified Stock Option, as described in Sections (a) and (b) below, respectively.

         (a) Incentive Stock Options: Any Option designated as an Incentive Stock Option shall comply with the requirements of
                 Section 422 of the Code. If an Option is so designated, the Fair Market Value (determined as of the Grant Date) of the shares of Stock with respect to which that and any other Incentive Stock Option first becomes exercisable during any calendar year under this Plan or any other stock option plan of the Corporation or its affiliates shall not exceed $100,000; provided, however, that the time or times of exercise of an Incentive Stock Option may be accelerated pursuant to Article 12, 15 or 16 hereof, terms of the Plan and, in the event of such acceleration, such Incentive Stock Option shall be treated as a Non-Qualified Option to the extent that the aggregate Fair Market Value (determined as of the Grant Date) of the shares of stock with respect to which such Option first becomes exercisable in the calendar year (including Options under this Plan and any other Plan of the corporation or its affiliates) exceeds $100,000, the extent of such excess to be determined by the Committee taking into account the order in which the Options were granted, or such other factors as may be consistent with the requirements of
                 Section 422 of the Code and rules promulgated thereunder. Furthermore, no Incentive Stock Option shall be granted to any individual who, immediately before the Option is granted, directly or indirectly owns (within the meaning of Section 425(d) of the Code, as amended) shares representing more than 10% of the total combined voting power of all classes of stock of the Corporation or its subsidiaries, unless, at the time the option is granted, and in accordance with the provisions of Section 422, the option price is 110% of the Fair Market Value of shares of Stock subject to the Option and the Option must be exercised within 5 years of the Grant Date.

         (b) Non-Qualified Stock Options: All Options not subject to or in conformance with the additional restrictions required to satisfy Section 422 shall be designated Non-Qualified Stock Options.

9.       Stock Appreciation Rights.

         The Committee may, in its discretion, grant SARs hereunder to any Grantee. The maximum number of SARs which may be granted under the Plan shall be 600,000 and the maximum number of SARs that can be granted to any Grantee in any calendar year shall be 100,000. If any unexercised SAR for any reason terminates or expires in whole or in part prior to termination of the Plan, such unexercised SARs shall become available for granting under the Plan. The Committee may grant SARs at any time and from time to time to any Grantee, designate such SARs as related to Options then being granted or granted within six months prior to the Grant Date of the SAR, and set such terms and conditions upon the exercise of the SARs as it may determine in its discretion, provided that the written agreement evidencing such SARs shall comply with and be subject to the following terms and conditions:

         (a) No SAR granted hereunder shall be exercisable until the expiration of six months from the Grant Date of the SAR unless the grantee terminates employment by reason of death or disability prior to the expiration of such six-month period.

         (b) A Grantee's right to exercise an SAR shall terminate when the Grantee is no longer an employee of the Corporation or any of its subsidiaries unless such right is extended as provided under Article 15 hereunder.

         (c) In the event adjustments are made to the number of shares, exercise price, or time or times of exercise of outstanding Options upon the occurrence of an event described in Article 16 hereunder, appropriate adjustments shall be made in the number of SARs available for future grant, the number of SARs under existing grants, the exercise price of the existing SARs, and the time or times of exercise of such SARs.

         (d) Unless the written agreement expressly provides otherwise, if and to the extent an SAR is granted in relation to an Option, exercise of the SAR or Option shall result in the extinguishment of the related right to the extent such SAR or Option for shares is exercised.

         (e) Unless the written agreement expressly provides otherwise, any SARs granted shall be exercisable in accordance with Article 12.

         (f) Upon the exercise of SARs, the Grantee shall be entitled to receive a cash payment of an amount determined by multiplying
                 (1) the difference obtained by subtracting the Fair Market Value of the share of Common Stock as of the Grant Date of the SAR or, in the case of a SAR which is related to an Option, the purchase price per share of Common Stock under such Option, from the Fair Market Value of a share of Common Stock on the date of exercise, by (2) the number of SARs exercised.

10.      Non-transferability of Options and SARs.

         Any Option or SAR granted hereunder shall, by its terms, be non-transferable by a Grantee other than by will or the laws of descent and shall be exercisable during the Grantee's lifetime solely by the Grantee or the Grantee's duly appointed guardian or personal representative. Notwithstanding the foregoing, the Committee may permit a Grantee to transfer a Non-Qualified Stock Option or SAR to a family member or a trust or partnership for the benefit of a family member, in accordance with rules established by the Committee.

11.      Substituted Options or SARs.

         In the event the Committee cancels any Option or SAR granted under this Plan, and a new Option or SAR is substituted therefor, the Grant Date of the canceled Option or SAR (except to the extent inconsistent with the restrictions described in Article 8 and 20, if applicable) shall be the date used to determine the earliest date for exercising the new substituted Option under Article 12 hereunder so that the Grantee may exercise the substituted Option or SAR at the same time as if the Grantee had held the substituted Option or SAR since the Grant Date of the canceled Option.

12.      Exercise and Term of Option and SAR.

         The Committee shall have the power to set the time or times within which each Option and SAR shall be exercisable, and to accelerate the time or times of exercise. Unless the Option Agreement executed by the Grantee expressly provides otherwise, the Option or SAR shall be exercisable in accordance with the following schedule:

                 Years After                       Percentage of Shares
                 Grant Date                                 or SARs
                 ----------                                 -------

                 Less than 1                                  0%

                 1 but less than 2                          33-1/3%

                 2 but less than 3                          66-2/3%

                 3 but less than 10                          100%


If an SAR is related to an Option, the Grant Date of such SAR for purposes of this Article 12 shall be the Grant Date of the related Option. No Option or SAR may be exercised if in the opinion of counsel for the Corporation the issuance or sale of Stock or payment of case by the Corporation, as appropriate, pursuant to such exercise shall be unlawful for any reason, nor after the expiration of 10 years from the Grant Date. In no event shall the Corporation be required to issue fractional shares upon the exercise of an Option.

13.      Withholding.

         Shares shall not be issued upon the exercise of any Option or cash paid upon the exercise of any SAR under the Plan unless and until withholding tax, if any, or other withholding obligation, if any, imposed by any governmental entity has, in the opinion of the Committee, been satisfied or provision for their satisfaction has been made. A Grantee shall satisfy such withholding obligation by depositing with the Corporation cash in the amount thereof at the time of any exercise of the Option. The Committee may provide that, if and to the extent withholding of any federal, state or local tax is required in connection with the exercise of an Option, the Grantee may elect, at such time and in such manner as the Committee may prescribe, to have the Corporation hold back from the shares to be issued, the number of shares of Common Stock calculated to have a Fair Market Value equal to such withholding obligation. Notwithstanding the foregoing, in the case of a Grantee subject to the reporting requirements of Section 16(a) of the 1934 Act, no such election shall be effective unless made in compliance with any applicable requirements of Rule 16b-3.

14.      Method of Exercise.

         To the extent that the right to purchase shares pursuant to an Option or to exercise an SAR has accrued hereunder, such Option or SAR may be exercised as follows:

         (a) Options: Options may be exercised from time to time by written notice to the Corporation stating the number of shares being purchased and accompanied by the payment in full of the Option price for such shares. Such payment shall be made in cash, outstanding shares of the Common Stock which the Grantee, the Grantee's spouse or both have beneficially owned for at least six months prior to the time of exercise or in combinations thereof. If shares of Common Stock are used in part or full payment for the shares to be acquired upon exercise of the Option, such shares shall be valued for the purpose of such exchange as of the date of exercise of the Option at the Fair Market Value of the shares.

         (b)     SARs:     SARs may be exercised from time to time only upon
                 receipt by the Corporation of a written notice of election which shall be dated the date of such election which shall be deemed to be the date when such notice is sent by registered or certified mail or the date upon which receipt is acknowledged by the Corporation if hand delivered or sent other than by such mail.

15.      Effect of Termination of Employment, Disability or Death.

         Unless otherwise provided herein or in a specific Option or SAR Agreement which may provide longer or shorter periods of exercisability, no Option or SAR shall be exercisable after the expiration of the earliest of

                 (i)      in the case of an Incentive Stock Option:

                          (1) 10 years from the date the option is granted, or five years from the date the option is granted to an individual owning (after the application of the family and other attribution rules of Section 424(d) of the Code) at the time such option was granted, more than 10% of the total combined voting power of all classes of stock of the Company,

                          (2) three months after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for any reason other than death, disability (within the meaning of Code Section 22(e)(3)), or cause,

                          (3) one year after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is by reason of death or disability (within the meaning of Code Section 22(e)(3)), or

                          (4) the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for cause, as determined by the Board or the Committee in its sole discretion;

                 (ii)     in the case of a Nonqualified Stock Option or SAR:

                          (1)     10 years from the date of grant,

                          (2) ninety days after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for any reason other than death, permanent disability or cause,

                          (3) one year after the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is by reason of death, permanent disability or retirement, or

                          (4) the date the Grantee ceases to perform services for the Corporation or its subsidiaries, if such cessation is for cause, as determined by the Board or the Committee in its sole discretion;
provided, that, unless otherwise provided in a specific grant agreement or determined by the Committee, an Option or SAR shall only be exercisable for the periods above following the date an optionee ceases to perform services to the extent the option was exercisable on the date of such cessation. For purposes of this Section, termination shall be deemed to have been for cause if such termination shall have been for misconduct or negligence by Grantee in the performance of his duties. Notwithstanding the foregoing, no Option or SAR shall be exercisable after the date of expiration of its term.

16.      Effect of Change in Stock Subject to Plan.

         In the event of a reorganization, recapitalization, stock split, stock dividend, merger, consolidation, rights offering or like transaction, the Committee shall make or provide for such adjustment in the exercise price of any Option or any SAR or in the number or kinds of stock covered by Options or reserved for issuance under the Plan as it may, in its discretion, deem to be equitable; provided, however, in the event of the merger or consolidation of the Corporation with or into another corporation or corporations in which the Corporation is not the surviving corporation, the adoption of any plan for the dissolution of the Corporation, or the sale or exchange of all or substantially all the assets of the Corporation for cash or for shares of stock or other securities of another corporation, the Committee may, subject to the approval of the Board of Directors of the Corporation, or the board of directors of any corporation assuming the obligations of the Corporation hereunder, take action regarding each outstanding and unexercised option pursuant to either clause (a) or (b) below:

         (a) Appropriate provision may be made for the protection of such option by the substitution on an equitable basis of appropriate shares of the surviving corporation, provided that the excess of the aggregate Fair Market Value of the shares subject to such option immediately before such substitution over the exercise price thereof is not more than the excess of the aggregate fair market value of the substituted shares made subject to option immediately after such substitution over the exercise price thereof; or

         (b) The Committee may cancel such option. In the event any Option is canceled, the Corporation, or the corporation assuming the obligations of the Corporation hereunder, shall pay the employee an amount of cash (less normal withholding taxes) equal to the excess of the highest Fair Market Value per share of the Stock during the 60-day period immediately preceding the merger, consolidation or reorganization over the option exercise price, multiplied by the number of shares subject to such option. In the event any Option is canceled, the Corporation, or the corporation assuming the obligations of the Corporation hereunder, shall pay the Grantee an amount of cash or stock, as determined by the Committee, equal to the Fair Market Value per share of the Stock immediately preceding such cancellation over the Option exercise price, multiplied by the number of shares subject to such Option. In the event any SAR is canceled, the Corporation, or the corporation assuming the obligations of the Corporation hereunder, shall pay the Grantee an amount of cash or stock, as determined by the Committee, based upon the highest Fair Market Value per share of the Stock during the 60-day period immediately preceding the cancellation.

         Notwithstanding anything to the contrary, in the event a Change in Control should occur, all Options or SARs granted hereunder to a Grantee shall become immediately exercisable upon the later of the date of the Change in Control or six months after the date the respective Option or SAR was granted.

17.      Liquidation.

         Upon the complete liquidation of the Corporation, any unexercised Options and SARs theretofore granted under this Plan shall be deemed canceled, except as otherwise provided in Article 10.

18.      Employment Rights.

         Neither the establishment of, nor the awarding of Options or SARs under this Plan shall be construed to create a contract of employment between any Grantee and the Corporation or its subsidiaries; nor does it give any Grantee the right to continue in the employment of the Corporation or its subsidiaries or limit in any way the right of the Corporation or its subsidiaries to discharge any Grantee at any time and without notice, with or without cause, or to any benefits not specifically provided by this Plan, or in any manner modify the Corporation's right to establish, modify, amend or terminate any profit sharing or retirement plans.

19.      Shareholder Rights.

         Grantee shall not, by reason of any Options granted hereunder, have any right of a shareholder of the Corporation with respect to the shares covered by his Options until shares of Stock have been issued to him.

20.      Controlling Law.

         The law of the State of Wisconsin, except its law with respect to choice of law, shall be controlling in all matters relating to the Plan.

21.      Indemnification.

         In addition to such other rights of indemnification as they may have, the members of the Committee and other Corporation employees administering the Plan and the Board members shall be indemnified by the Corporation against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such member acted in bad faith in the performance of his duties; provided that within 20 days after institution of any such action, suit or proceeding, the member shall in writing offer the Corporation the opportunity, at its own expense, to handle and defend the same.

22.      Use of Proceeds.

         The proceeds from the sale of shares of Common Stock pursuant to Options granted under the Plan shall constitute general funds of the Corporation.

23.      Amendment of the Plan.

         The Board may from time to time amend, modify, suspend or terminate the Plan; provided, however, that no such action shall be made without shareholder approval where such change would be required in order to comply with Rule 16b-3 or the Code.

24       Effective Date of Plan.

         The Plan shall become effective on January 1, 1998, subject to approval by the shareholders of the Corporation within 12 months thereof. Options and SARs may be granted under the Plan on or after the effective date but shall in no circumstances be exercisable prior to such shareholder approval; and, if such approval is not obtained within the 12 months thereof, the grant of such Options and SARs shall be of no force and effect.

25.      Termination of the Plan.

         The Plan shall terminate on December 31, 2007, and no grants shall be made after such date under the Plan; provided, however, that the Plan shall terminate at such earlier time as the Board may determine. Any such termination, either partially or wholly, shall not affect any Options or SARs then outstanding under the Plan.

                                  PLEXUS CORP.

                 PROXY FOR 1998 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Peter Strandwitz, John L. Nussbaum, and Joseph
D. Kaufman, and any of them, proxies, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the annual meeting of shareholders of Plexus Corp. to be held at the Valley Inn, located at 123 East Wisconsin Avenue, Neenah, Wisconsin, on Wednesday, February 11, 1998 at 10:00 a.m. Central Time, or at any adjournment thereof, as follows, hereby revoking any proxy previously given:



(1)ELECTION OF DIRECTORS:
   FOR all nominees listed below  [ ]                 WITHHOLD AUTHORITY  [ ]
   (except as specified to the contrary below)        to vote for all nominees
                                                      listed below

            Rudolph T. Hoppe, Harold R. Miller, John L. Nussbaum,
            Gerald A. Pitner, Thomas J. Prosser, Peter Strandwitz

(INSTRUCTION: To withhold authority to vote for any individual nominee, please print that nominee's name on the following line.)

                     -----------------------------------

(2) Approval of the Amendment to the Articles of Incorporation to increase the number of authorized shares to 60,000,000;

        [ ]For the Proposal    [ ]Against the Proposal   [ ]Abstain from Voting
                                                         for the Proposal

(3)      Approval of the 1998 Stock Option Plan;

     [ ]For the Proposal       [ ]Against the Proposal   [ ]Abstain from Voting
                                                         for the Proposal

(4) In their discretion on such other matters as may properly come before the meeting or any adjournment thereof;

all as set out in the Notice and Proxy Statement relating to the annual meeting receipt of which is hereby acknowledged.

                  (Continued and to be signed on reverse side)

                                --------------

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE DIRECTORS LISTED IN PROPOSAL (1) AND "FOR" PROPOSALS
(2) AND (3).

                        Dated                          , 1998
                             --------------------------


                             --------------------------------
                        (Please sign exactly as name appears at left.)


                            ---------------------------------
                      (If stock is owned by more than one person, all owners should sign. Persons signing as executors, administrators, trustees or in similar capacities should so indicate.)

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS